Total Return Securities Fund N-2

Exhibit 107

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

TOTAL RETURN SECURITIES FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, par value $.001 per share	457(o)			$77,957,220.71 (1)	0.00013810	$10,765.89
Fees to Be Paid	Other	Rights to Purchase shares of common stock (2)	457(g)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$77,957,220.71		$10,765.89
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$10,765.89

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of determining the registration fee.

(2) Evidencing the rights to subscribe for shares of common stock of the Registrant being registered herewith. Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the rights because the rights are being registered on the same registration statement as the shares of common stock of the Registrant underlying the rights.

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